Great Lakes
Gas Transmission Company

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT18759

This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and ANR PIPELINE COMPANY(Shipper).

WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1. EFFECTIVE DATE: April 26, 2017

2. CONTRACT IDENTIFICATION: FT18759

3. RATE SCHEDULE: FT

4. SHIPPER TYPE: Interstate Pl

5. STATE/PROVINCE OF INCORPORATION: Delaware

6. TERM: April 01, 2018 to March 31, 2019

7. EFFECT ON PREVIOUS CONTRACTS:
This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): N/A

8. MAXIMUM DAILY QUANTITY (Dth/Day): 10,100
Please see Appendix A for further detail.

9. RATES:
Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

Contract ID: FT18759

10. POINTS OF RECEIPT AND DELIVERY:
The primary receipt and delivery points are set forth on Appendix A.

11. RELEASED CAPACITY:
N/A

12. INCORPORATION OF TARIFF INTO AGREEMENT:
This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13. MISCELLANEOUS:
No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14. OTHER PROVISIONS:
It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

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Contract ID: FT18759 15. NOTICES AND COMC'IUNICATIONS: All notices and commtmications with respect to this Agreement shall be in writing by mall, e mail, or fa.x, or other means as agreed to by the parties, and sent to the addresses stated below o:• to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to: ADMl!'liSTRATIVE MATTERS Great Lakes Gas Transmission Limited Partnership Commercial Services 700 Louisiana St., Suite 700 Houston, TX 77002-2700 ANR PlPELlNE COlvfPANY 700 Louisiana St., Suite 700 Houston, TX 77002-2700 Attn: AGREED TO BY: GREAT LAKES GAS TRANS!YIISSION LIMITED PARTNERSIDP By: Great Lakes Gas Transmission Company ANR PIPELINE COMPANY L Signature By: By: n Title: Director, Transportation Accounting and Contracts Jo IEntPollard Director, Lonn Tpr' -.-······ Title: -cc:c-----::c-:-------Please Print 3

APPENDIX A Contmct Identification 111'18759 Date: April 26. 2017 S11persedes Appendix Dated: Not Applicable Shipper: ANR PIPELINE COMPANY Maximum Daily Quantity (Dth/Day) per Location: 1vfaximum Allowable Operating Pressure IMAOPl 974 974 Point(s) ofPrimary Delivery Begin Date End Date Point(s) ofPrimary Receip.! MDQ 10,100 04/01/2018 03/31!2019 FARWELL 04/01/2018 03/31/2019 FORTUNE LAKE 10,100 4 '_,